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                     [CAMDEN PROPERTY TRUST LETTERHEAD]

                               February 16, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

         Re: Form S-3 filed on May 30, 1997 and amended on August 22, 1997 (File No. 333-28099)

Dear Sirs:

         On behalf of Camden Property Trust, the undersigned hereby requests withdrawal of the Form S-3 Registration Statement filed on May 30, 1997 and amended on August 22, 1997 (File No. 333-28099).

         If you have any questions, please feel free to call the undersigned at
(713) 964-3555.

                                    Sincerely,



                                        /S/
                                    --------------------------------------------
                                    Richard J. Campo
                                    Chairman of the Board of Trust Managers and
                                    Chief Executive Officer
                                    (Principal Executive Officer)


cc:  Robert T. Plesnarski
     G. Steven Dawson
     Bryan L. Goolsby
     Roland Voigt